    As filed with the Securities and Exchange Commission on January __, 1997
                                                 Registration No. 333-17153
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           Amendment No. 1 To
                            ----------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                              -------------------

                             THE SCORE BOARD, INC.
            (Exact name of Registrant as specified in its charter)

          New Jersey                                           22-2766077
(State or other jurisdiction of                              (I.R.S. employer
incorporation or organization)                            identification number)

                            1951 Old Cuthbert Road
                         Cherry Hill, New Jersey 08034
                                (609) 354-9000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Patrick J. Wujcik, Esquire
                      Vice President and General Counsel
                             The Score Board, Inc.
                            1951 Old Cuthbert Road
                         Cherry Hill, New Jersey 08034
                                (609) 354-9000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:
                          A. Fred Ruttenberg, Esquire
                         Blank Rome Comisky & McCauley
                              210 Lake Drive East
                         Cherry Hill, New Jersey 08002
                                (609) 779-3600

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment, please check the following box. [_]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box.   [_]

     SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED ________ __, 1997

                                  PROSPECTUS

                             THE SCORE BOARD, INC.

                       4,320,000 Shares of Common Stock

         The shares offered hereby (the "Shares") consist of 4,320,000 shares of common stock, $.01 par value per share (the "Common Stock"), of The Score Board, Inc., a New Jersey corporation ("Score Board" or the "Company"), which are owned by the selling stockholders listed herein under "Selling Stockholders" (collectively, the "Selling Stockholders"). The Shares may be offered from time to time by the Selling Stockholders as more fully described in the Section entitled "Plan of Distribution." Score Board shall pay all fees and expenses related to this offering. Score Board will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. All of the proceeds from the sale of the Shares will be received by the Selling Stockholders and none of the proceeds will be received by Score Board.

         The Selling Stockholders have not advised Score Board of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on the Nasdaq National Market of The Nasdaq Stock Market at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Stockholders and the brokers and dealers through whom sale of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

         Score Board's Common Stock is quoted on the Nasdaq National Market of The Nasdaq Stock Market under the symbol "BSBL." On January 13, 1997, the last reported closing price of the Common Stock was $2.1875 per share.

SEE "RISK FACTORS" COMMENCING ON PAGE 3 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                            -----------------------

               THE DATE OF THIS PROSPECTUS IS JANUARY __, 1997.

                             AVAILABLE INFORMATION

         Score Board has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act (the "Registration Statement") with respect to the registration of Score Board Common Stock owned by the Selling Stockholders. This Prospectus constitutes a part of the Registration Statement and, in accordance with the rules of the Commission, omits certain of the information contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits thereto.

         Score Board is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, as well as such reports, proxy statements and other information filed by Score Board, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such materials and other information concerning Score Board are also filed electronically with the Commission and are accessible via the Worldwide Web at http://www.sec.gov. In addition, such materials and other information concerning Score Board can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by Score Board with the Commission are hereby incorporated by reference in this Prospectus: (1) Score Board's Annual Report on Form 10-K for the fiscal year ended January 31, 1996 and Amendment No. 1 thereto, (2) * Score Board's quarterly report on Form 10-Q for the quarter ended April 30, 1996 (4) Score Board's quarterly report on Form 10-Q for the quarter ended October 31, 1996 (3) Score Board's Quarterly Report on Form 10-Q for the quarter ended July 31, 1996 and (5) description of Score Board's Common Stock in Score Board's Registration Statement on Form 8-A filed on May 5, 1988, including any amendments or reports filed for the purpose of updating such description.

         All documents filed by Score Board pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

         This Prospectus incorporates by reference certain documents that are not presented herein or delivered herewith. Score Board hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all documents and information that have been incorporated by reference herein (not including exhibits thereto unless such exhibits are specifically incorporated by reference into the information incorporated herein). Such documents and information are available upon request from The Score Board, Inc., 1951 Old Cuthbert Road, Cherry Hill, New Jersey 08034, Attention: Investor Relations; telephone: (609) 354-9000.

                                  THE COMPANY

         Score Board designs, manufactures, markets and distributes sports and entertainment related products. Its primary activities are the marketing and sale of specialty sports trading cards, sports and entertainment memorabilia and prepaid telephone calling cards. Score Board's products are sold primarily through national and regional cable television shopping networks, national and regional retailers, wholesalers and distributors, hobby stores and premium and promotional programs. Score Board's principal executive offices are located at 1951 Old Cuthbert Road, Cherry Hill, New Jersey 08034, and its telephone number is (609)354-9000.

                                 RISK FACTORS

         In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating Score Board and its business. This Prospectus and the information herein incorporated by reference contains forward-looking statements which involve risks and uncertainties. Score Board's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

Recent Financial Developments
-----------------------------

         Since January 31, 1996 (the Company's most recently completed fiscal year-end) the Company has incurred significant operating losses and its financial condition has deteriorated. For the three months ended April 30, 1996 (first quarter), the Company reported a loss of $2,062,000, for the three months ended July 31, 1996 (second quarter), the Company reported a loss of $11,010,000, and for the three months ended October 31, 1996 (third quarter), the Company reported net income of $600,000, resulting in a total loss for the first nine months of fiscal 1997 of $12,472,000. In the corresponding prior fiscal year, the Company reported net income of $756,000 for the nine months ended October 31, 1995. As of October 31, 1996, total stockholders' equity has decreased from $6,193,000 at January 31, 1996 to a deficit of $731,000.

         On November 5, 1996, the Company executed a Securities Purchase Agreement with third party investors pursuant to which it sold 1.6 million shares of common stock for $2.50 per share, and purchase warrants ("Warrants") to acquire an additional 2.72 millions shares of common stock for a purchase price of $3.07 per share. As a result of this transaction, the Company received cash proceeds of approximately $3,850,000, net of related expenses. In connection with this transaction, the senior lender agreed to amend the Loan Agreement and such amendment included a waiver of all prior events of noncompliance resulting from the Company's financial condition.

         Based upon its most recent forecast and outlook for the remainder of the fiscal year ended January 31, 1997, management is of the opinion that the Company will have sufficient funds available to it to meet its obligations and to continue operating as a going-concern.

Dependence Upon License Agreements
----------------------------------

         In general, the production or distribution of products depicting the image of any celebrity, athlete, team, league, organization, logo or trademark requires a personal service contract or license from such celebrity, athlete, team, league, organization or owner of the trademark. Score Board's business is highly dependent upon its ability to obtain and maintain existing licenses and personal service contracts and to obtain additional licenses and personal service contracts necessary to offer new products. Although Score Board believes it will be able to renew its licenses and personal service contracts upon their expiration, there can be no assurance that such renewals can be obtained on terms acceptable to Score Board. The inability of Score Board to renew existing licenses and personal service contracts and/or to acquire additional licenses and personal service contracts with sports and entertainment celebrities could have a material adverse impact on Score Board's sales and earnings.

Competition
-----------

         Score Board believes that no single entity competes against Score Board in all of its product offerings. In each of its product lines, however, Score Board has significant existing and potential competition.

         With respect to the manufacture and sale of draft pick trading cards, Score Board believes that it is the dominant source of these cards. The competitive factors in this market are principally based upon quality, ability to make prompt delivery and ability to obtain premier players on an exclusive basis. With respect to the manufacture and sale of other trading cards, Score Board competes directly with other manufacturers, some of whom have far greater experience and finances devoted to these products. Score Board encounters competition principally based upon product pricing, creativity, quality and ability to make delivery.

         With respect to memorabilia, Score Board's sports products compete with several other sports memorabilia companies, including a company which is an affiliate of a major trading card manufacturer, as well as dealers involved in sports trading cards. Score Board believes that its sports memorabilia competitors generally sell their products primarily through television shopping networks, retail stores, card shows and catalogs, and that the dealers generally sell their products only through hobby magazines and sports card shows. Score Board's entertainment memorabilia product line competes with certain licensors who have developed their own entertainment memorabilia product lines which are sold in their own stores and in catalogs, as well as with dealers, fan clubs, entertainment memorabilia conventions and concert hall concessions. Score Board faces competition for the sale of sports and entertainment memorabilia based upon reputation for authenticity of product, product quality and pricing, athlete/celebrity selection and ability to deliver product in volume. Score Board's practice of providing certificates of authenticity for autographed memorabilia has enhanced its distribution of these products. Score Board also competes with other sports and entertainment memorabilia companies for the engagement of sports and entertainment celebrities under personal service contracts.

Reliance on Television Shopping Networks
----------------------------------------

         For Score Board's fiscal year ended January 31, 1996, sales to national and regional cable television networks accounted for approximately 22% of Score Board's net sales. Sales to one of these television shopping networks, QVC Network, Inc. ("QVC"), accounted for approximately 17% of Score Board's net sales for fiscal year 1996. Score Board has no written agreement with QVC, and cannot give any assurance that it will attain its current level of sales to QVC. The loss of QVC as a customer, or cable television as a sales outlet for Score Board's products, could have a material adverse impact on Score Board.

Factors Affecting Sales and Earnings
------------------------------------

         The market for sports trading cards and sports and entertainment memorabilia is affected by many factors, including seasonality, consumer interest and general economic conditions. Furthermore, with respect to trading cards, there has been a significant increase in the number and type of such cards printed and sold over the past several years, which has made it more difficult to predict consumer interest with respect to particular cards. Recently, the market for sports trading cards has experienced a contraction, which has resulted in diminished sales of trading cards by Score Board and certain of its competitors.

         As part of its marketing efforts, Score Board has sports and entertainment celebrities under contract to sign autographs and make appearances. If Score Board were not able to respond to changes in consumer demand and tastes quickly enough, or if the celebrities under contract with Score Board were to become ill or injured, or to fall into public disfavor, Score Board's sales and earnings could be materially adversely affected. Score Board's sales and earnings could also be materially adversely affected if Score Board were unable to retain the services of the celebrities or if an overabundance of the celebrities' autographs were to become available for sale.

Source of Materials
-------------------

         Score Board obtains the standard items to be autographed, such as baseballs, footballs, basketballs and uniform jerseys, and components for its memorabilia products from licensed dealers and unrelated third party manufacturers. The sources for many of these items are limited to several or, in certain cases, one manufacturer or supplier. Although Score Board does not have formal written agreements with any supplier, Score Board generally has not experienced difficulty in obtaining these items. No assurance can be given, however, that Score Board will not experience any significant difficulty in obtaining these items in the future.

Dependence on Key Personnel
---------------------------

         Score Board's future success depends upon its ability to attract and retain its key managerial personnel. The loss of services of certain of Score Board's executive officers or the inability of Score Board to attract additional management personnel could have a material adverse effect upon Score Board's business, financial condition and results of operations. Kenneth Goldin, the President and Chief Executive Officer has an employment agreement with Score Board which terminates on October 31, 1998.

Potential for Significant Fluctuations in Quarterly Operating Results
---------------------------------------------------------------------

         Score Board has experienced, and may in the future experience, significant quarter to quarter fluctuations in its results of operations. Such fluctuations may result in volatility in the price of the Common Stock. Quarterly results of operations may fluctuate as a result of a variety of factors, including demand for Score Board's products, the timing of the introduction of new trading card products or other products by Score Board or its competitors, the market acceptance of new products, competitive conditions in the industry and general economic conditions. As a result, Score Board's revenues are difficult to forecast, and Score Board believes that period to period comparisons of results of operations are not necessarily meaningful and should not be relied upon as an indication of future results of operations. Due to the foregoing factors, it is possible that in future quarters Score Board's operating results will be below the expectations of public market analysts and investors. Such an event could have a material adverse effect on the price of the Common Stock.

Management of Changing Business
-------------------------------

         Score Board has experienced significant changes, including the restructuring of its continuing business and discontinuance of certain products and product lines. Such changes have placed and may continue to place a significant strain on Score Board's management and operations. In order to manage such changes in the future, Score Board must continue to implement and improve its operational, financial and management systems, and hire, train and manage its employees. If Score Board is unable to implement such systems and manage such changes effectively, Score Board's business, financial condition and results of operations could be materially and adversely affected.

Potential Volatility of Stock Price
-----------------------------------

         The market price of Score Board's Common Stock has been, and may in the future be, highly volatile. Factors such as announcements with respect to new products or licenses by Score Board or its competitors, fluctuations in Score Board's operating results and general market and economic conditions could cause the market price of the Common Stock to fluctuate substantially. These or other factors may adversely affect the market price of the Common Stock.

Distribution
------------

         Score Board's channels of distribution include cable television shopping networks, national and regional retailers, wholesalers and distributors, hobby stores, and premium and promotional programs. The loss of one or more of these channels of distribution could have a material adverse impact on Score Board.

         Score Board has limited written agreements with its customers and distributors. In light of this, no assurance can be given that Score Board will not experience a diminution or cessation of sales to any of its customers or distributors.

Pledge of Company's Assets.
--------------------------

         The Company has a revolving credit facility from Congress Financial Corporation whereby borrowings are available up to $12,000,000. This facility is secured by a pledge of essentially all of the Company's assets. The credit facility restricts, among other things, the ability of the Company to obtain additional borrowings. In the event of default the lender would be entitled to foreclose and take title to these assets.

    Lack of Dividends.
    -----------------

              The Company has not paid any dividends on its common stock since inception and does not intend to pay any dividends to its shareholders in the foreseeable future. The Company currently intends to reinvest its earnings, if any, in the development and expansion of its business.

    Litigation.
    ----------

              On February 14, 1995, Upper Deck Authenticated, Ltd. ("UDA") filed suit against the Company and three unaffiliated entities in the United States District Court for the Southern District of California alleging, inter alia, that the Company had engaged in unfair competition and violated UDA's right to use the indicia of certain athletes on sports memorabilia and collectibles. The Company has responded to UDA's suit by denying all wrongdoing and filing its own claims against UDA, Upper Deck Company and their President, charging them with unfair competition, defamation and tortious interference with current and prospective contractual relations. Discovery in this matter is ongoing. The Company provided a $500,000 reserve at January 31, 1996 for estimated legal fees related to this suit, as management plans to vigorously defend these actions.

         In August 1996, a purported class action was filed against the Company alleging, inter alia, that the practice of randomly inserting chase cards in packages of trading cards, constitutes illegal gambling activity in violation of state and federal law, including the Racketeer Influenced and Corrupt Organization Act. Plaintiffs seek certification of a class of persons who, within the applicable statute of limitations, purchased packages of the Company's trading cards that might contain randomly inserted chase cards. The Company has filed a motion to dismiss the suit.

    Shares Eligible for Future Sale.
    -------------------------------

              Sales of the Company's common stock in the public market could adversely affect the market price of the Company's common stock and could-impair the Company's future ability to raise capital through the sale of equity securities. The Company has as of December 2, 1996, 14,694,337 shares of its common stock outstanding. All of these shares are available for resale in the public market except for 2,072,067 shares owned by affiliates which may be resold under Rule 144 under the Securities Act of 1933. In addition to the 4,320,000 shares covered by this Registration Statement, the Company has a pending Registration Statement covering 200,000 shares of common stock. As of November 30, 1996, the Company has outstanding options to purchase 866,000 shares of its common stock under its Employee Stock Option Plan. At a shareholders meeting to be held on January 28, 1997, the shareholders will vote on a proposal to increase the shares authorized to be issued under this Plan by 650,000 shares. The Company also has outstanding options to purchase 370,000 of its common stock under its Directors Stock Option Plan. At the shareholders meeting, the shareholders will vote on a proposal to increase the shares authorized to be issued under this Plan by 400,000 shares. Registration Statements are currently in effect allowing shares to be publicly sold upon the exercise of options issued under the above Plans. It is contemplated that the Company will amend these Registration Statements to cover additional shares if the proposed increases are approved by the shareholders.

    Personal Service Contracts
    --------------------------

         The Company routinely enters into personal service contracts for athletes. These contracts provide primarily for athletes to sign various items and may include personal appearances. These contracts typically are for one to two years but some may extend for much greater periods. As of December 1, 1996 the Company had approximately $10,000,000 of commitments under these contracts. There is to be no assurance that the Company will be fully able to utilize the athletes' services for which the Company is committed to pay under these personal service contracts.

                                USE OF PROCEEDS

         Score Board will not receive any proceeds from the sale of the Shares by the Selling Stockholders. Score Board will receive the proceeds from the issuance of Shares to the Selling Stockholders upon exercise of certain warrants, which will be used for general working capital purposes.

                             SELLING STOCKHOLDERS

         The following table sets forth certain information as of the date of this Prospectus regarding the ownership of shares of Score Board Common Stock by the Selling Stockholders and as adjusted to give effect to the sale of the Shares offered hereby. A description of the transactions under which the Selling Stockholders received the Common Stock being registered herein is set forth in the footnotes to the table below. The Shares are being registered to permit public secondary trading in the Shares and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."

         Score Board will receive the proceeds from the issuance of Shares to the Selling Stockholders upon exercise of certain warrants which will be used for general working capital purposes.


                                                    # of Shares        # of Shares         # of Shares       % of Shares
                  Name of                          Owned Before       Being Offered        Owned After       Owned After
            Selling Stockholder                    the Offering/(1)/    for Sale          the Offering       the Offering
---------------------------------------------     ---------------    ---------------     ---------------    --------------
Technology Leaders                                      1,487,472          1,487,472                  0                 0
Offshore II C.V./(1)/ /(2)/.................
Technology Leaders II L.P./(2)/.............            1,872,528          1,872,528                  0                 0
Ira Lubert/(3)/.............................              160,000            160,000                  0                 0
Johnathan Lubert Trust /(4)/................              144,000            144,000                  0                 0
Kristine Lubert Trust/(5)/..................              144,000            144,000                  0                 0
The Outsourcing Partnership, L.L.C./(6)/....               28,000             28,000                  0                 0
Dean Adler/(7)/.............................               84,000             84,000                  0                 0
New Valu, Inc./(8)/.........................               80,000             80,000                  0                 0
Milton Koffman/(9)/.........................              150,500             80,000             70,500                 *
Burton I. Koffman/(10)/.....................               85,000             80,000              5,000                 *
Robert A. Fox/(11)/.........................               80,000             80,000                  0                 0
Ronald Rubin/(12)/..........................               80,000             80,000                  0                 0
                                                  ---------------    ---------------     ---------------    --------------
        Total: .............................            4,320,000          4,320,000             75,500                -0-


---------------------
* Less than 1%


/(1)/ Technology Leaders Offshore II C.V. ("TLO II") purchased 531,240 shares and warrants to purchase 956,232 shares of the Company's Common Stock in a private placement offering which took place in November 1996. All of the shares were issued at a price of $2.48 per share, and all of the warrants are exercisable at a price of $3.07 per share. The warrants are issued in series and are exercisable at any time or from time to time until their expiration at varying times from November 4, 2001 to November 4, 2006 and all remain outstanding.

/(2)/ Technology Leaders II L.P. ("TL II") purchased 668,760 shares and warrants to purchase 1,203,768 shares of the Company's Common Stock in a private placement offering which took place in November 1996. All of the shares were issued at a price of $2.48 per share, and all of the warrants are exercisable at a price of $3.07 per share. The warrants are issued in series and are exercisable at any time or from time to time until their expiration at varying times from November 4, 2001 to

         November 4, 2006 and all remain outstanding. Technology Leaders II Management L.P. ("TLM II") is the sole general partner of TL II and a co-general partner of TLO II. TL II and TLO II are venture capital funds which are required by their governing documents to make all investment, voting and disposition actions in tandem. TLM II has sole authority and responsibility for all investment, voting and disposition decisions for TL II and TLO II, which powers are exercised through its eleven- person executive committee, by whose decisions the general partner has agreed to be bound. As a result of TLM II's investment control over all of the Issuer's common stock held by TL II and TLO II, TLM II may be deemed to beneficially own all of the Shares beneficially owned by TL II and TLO II. TLM II disclaims beneficial ownership of all such Shares except to the extent of its proportionate pecuniary interest therein.

/(3)/ Ira Lubert purchased 160,000 shares of the Company's Common Stock in a private placement offering which took place in November 1996, at a price of $2.48 per share. Pursuant to the terms of the private placement offering, Mr. Lubert was elected a director of the Company.

/(4)/ Johnathan Lubert Trust purchased warrants to purchase 144,000 shares of the Company's Common Stock in a private placement which took place in November 1996, with an exercise price of $3.07 per share. The warrants are issued in series and are exercisable at any time or from time to time until their expiration at varying times from November 4, 2001 to November 4, 2006 and all remain outstanding.

/(5)/ Kristine Lubert Trust purchased warrants to purchase 144,000 shares of the Company's Common Stock in a private placement which took place in November 1996, with an exercise price of $3.07 per share. The warrants are issued in series and are exercisable at any time or from time to time until their expiration at varying times from November 4, 2001 to November 4, 2006 and all remain outstanding.

/(6)/ The Outsourcing Partnership, L.L.C. purchased 10,000 shares and warrants to purchase 18,000 shares of the Company's Common Stock in a private placement offering which took place in November 1996. All of the shares were issued at a price of $2.48 per share, and all of the warrants are exercisable at a price of $3.07 per share. The warrants are issued in series and are exercisable at any time or from time to time until their expiration at varying times from November 4, 2001 to November 4, 2006 and all remain outstanding.

/(7)/ Dean Adler purchased 30,000 shares and warrants to purchase 54,000 shares of the Company's Common Stock in a private placement offering which took place in November 1996. All of the shares were issued at a price of $2.48 per share, and all of the warrants are exercisable at a price of $3.07 per share. The warrants are issued in series and are exercisable at any time or from time to time until their expiration at varying times from November 4, 2001 to November 4, 2006 and all remain outstanding.

/(8)/ New Valu, Inc. purchased 40,000 shares and warrants to purchase 40,000 shares of the Company's Common Stock in a private placement offering which took place in November 1996. All of the shares were issued at a price of $2.49 per share, and all of the warrants are exercisable at a price of $3.07 per share. The warrants are exercisable at any time or from time to time until November 4, 2001 and all remain outstanding.

/(9)/ Milton Koffman purchased 40,000 shares and warrants to purchase 40,000 shares of the Company's Common Stock in a private placement offering which took place in November 1996. All of the shares were issued at a price of $2.49 per share, and all of the warrants are exercisable at a price of $3.07 per share. The warrants are exercisable at any time or from time to time until November 4, 2001 and all remain outstanding.

/(10)/ Burton I. Koffman purchased 40,000 shares and warrants to purchase 40,000 shares of the Company's Common Stock in a private placement offering which took place in November 1996. All of the shares were issued at a price of $2.49 per share, and all of the warrants are exercisable at a price of $3.07 per share. The warrants are exercisable at any time or from time to time until November 4, 2001 and all remain outstanding.

/(11)/ Robert A. Fox purchased 40,000 shares and warrants to purchase 40,000 shares of the Company's Common Stock in a private placement offering which took place in November 1996. All of the shares were issued at a price of $2.49 per share, and all of the warrants are exercisable at a price of $3.07 per share. The warrants are exercisable at any time or from time to time until November 4, 2001 and all remain outstanding.

/(12)/ Ronald Rubin purchased 40,000 shares and warrants to purchase 40,000 shares of the Company's Common Stock in a private placement offering which took place in November 1996. All of the shares were issued at a price of $2.49 per share, and all of the warrants are exercisable at a price of $3.07 per share. The warrants are exercisable at any time or from time to time until November 4, 2001 and all remain outstanding.

                             PLAN OF DISTRIBUTION

         The Shares offered hereby may be sold by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest, from time to time while the Registration Statement to which this Prospectus relates is effective, on one or more exchanges or in over-the-counter market (including the Nasdaq National Market of The Nasdaq Stock Market) or otherwise at prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices. The Selling Stockholders may choose to sell all or a portion of such Shares from time to time in any manner described herein. The methods by which the Shares may be sold by the Selling Stockholders include, without limitation: (i) ordinary brokerage transactions, which may include long or short sales, (ii) transactions which involve cross or block trades or any other transactions permitted by the exchange or over-the-counter market on which the Shares are traded, (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (iv) "at the market" to or through market makers or into an existing market for the Common Stock, (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (vi) through transactions in options or swaps or other derivatives (whether exchange-listed or otherwise), or (vii) any combinations of any such methods of sale. In addition, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of Shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell Shares short and deliver the Shares registered hereby at any time to close out such short positions, provided such short sales were effected pursuant to this Prospectus. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to such broker-dealers of the Shares offered hereby, which Shares such broker-dealers may resell pursuant to this Prospectus.

         In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker or dealer is unable to do so acting as agent for the Selling Stockholders, may purchase as principal any unsold Shares at the price required to fulfill such broker or dealer commitment to the Selling Stockholders. Brokers or dealers who acquire Shares as principals may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other brokers or dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices, and in connection with the methods as described above. The Shares held by the Selling Stockholders may also be sold hereunder by brokers, dealers, banks or other persons or entities who receive such Shares as a pledgee or the Selling Stockholders. The Selling Stockholders and brokers and dealers through whom sales of Shares may be effected may be deemed to be "underwriters," as defined under the Securities Act of 1933, as amended (the "Securities Act"), and any profits realized by them in connection with the sale of the Shares may be considered to be underwriting compensation.

         The Registration Rights Agreement between the Company and the Selling Stockholders, dated as of November 5, 1996, provides that the Company and the Selling Stockholder will indemnify each other against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the other may be required to make in respect thereof.

         The Registration Statement shall remain effective until the earlier of
(i) the date on which all of the Shares included in the Registration Statement have been distributed to the public, (ii) the date which is two months after the date that all the Warrants have been exercised or expired, and

(iii) the date on which the Shares are eligible for sale by the Selling Stockholders pursuant to Rule 144(k), as amended under the Securities Act.

         Score Board shall pay all fees and expenses related to this offering. Score Board will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. Score Board will receive the proceeds from the issuance of Shares to the Selling Stockholders upon exercise of certain warrants, which will be used for general working capital purposes.

         Score Board has agreed to indemnify the Selling Stockholders in certain circumstances, against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholders have agreed to indemnify Score Board and its directors, and its officers who sign the Registration Statement against certain liabilities, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

         An opinion has been rendered by the law firm of Blank Rome Comisky & McCauley, Cherry Hill, New Jersey, to the effect that the shares of Common Stock offered by the Selling Stockholders hereby are legally issued, fully paid and non-assessable and that the warrant shares, when issued in accordance with their terms will be legally issued, fully paid and non-assessable.

                                    EXPERTS

         The consolidated financial statements and schedule as of January 31, 1996 and for the year then ended, incorporated by reference in this Prospectus and elsewhere in the registration statement, have been audited by Arthur Anderson LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

         The consolidated balance sheets of Score Board and subsidiaries as of January 31, 1995 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the two-year period ended January 31, 1995 have been incorporated by reference in this Prospectus and in the Registration Statement in reliance upon the report of BDO Seidman, LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

================================================================================

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Score Board or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Score Board or that information contained herein is correct as of any time subsequent to the date hereof.

                                ---------------


                               TABLE OF CONTENTS

                                                               Page
                                                               ----

           Available Information...................................
           Incorporation of Documents
              by Reference.........................................
           The Company.............................................
           Risk Factors............................................
           Use of Proceeds.........................................
           Selling Stockholders....................................
           Plan of Distribution....................................
           Legal Matters...........................................
           Experts.................................................


                               4,320,000 Shares



                             THE SCORE BOARD, INC.







                                 Common Stock





                                ---------------

                                  PROSPECTUS
                                  ----------
                                ---------------



                                January   , 1997
                                        --
================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table shows the estimated expenses of the issuance and distribution of the securities offered hereby.

Securities and Exchange Commission Registration                 $ 3,436.36
Fee................................................
Legal Fees and Expenses............................               5,000.00
Accounting Fees and Expenses.......................               2,000.00
Miscellaneous......................................                 563.64
                                                     ----------------------
         Total.....................................             $11,000.00
                                                     ======================

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 14A:3-5 of the Corporation Law of the State of New Jersey ("NJCL") permits each New Jersey business corporation to indemnify its directors, officers, employees and agents against expenses and liability for each such person's acts taken in his or her capacity as a director, officer, employee or agent of Score Board if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of Score Board, and with respect to any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. Article IX, Section 8 of Score Board's Bylaws provides that Score Board, to the full extent permitted by Section 14A:3-5 of the NJCL, shall indemnify all past and present directors, officers, employees or other agents of Score Board. To the extent that a director, officer, employee or agent of Score Board has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in such Article IX, Section 8, or in defense of any claim, issue, or matter therein, he or she shall be indemnified by Score Board against expenses in connection therewith. Such expenses may be paid by Score Board in advance of the final disposition of the action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking to repay the advance if it is ultimately determined that such person is not entitled to indemnification.

      As permitted by Section 14A:3-5(8) of the NJCL, Article Seventh of Score Board's Certificate of Incorporation provides that no director of Score Board shall be personally liable to Score Board or its shareholders for monetary damages for breach of any duty in his or her capacity as a director owed to Score Board or to the Shareholders of Score Board, except for liability (i) for any breach of the director's duty of loyalty to Score Board or its shareholders,
(ii) for acts or omissions not in good faith or which involve a knowing violation of law, or (iii) for any act or omission which resulted in receipt by the director of an improper personal benefit.

      Score Board also has a policy insuring its directors and officers against certain liabilities, including liabilities under the Act.

ITEM 16.   EXHIBITS.

      NUMBER         DOCUMENT
      ------         --------
        5.1          Opinion of Blank Rome Comisky & McCauley as to the validity of the issuance of the shares of Score Board Common Stock to be registered.

       23.1          Consent of Arthur Andersen LLP

       23.2          Consent of BDO Seidman, LLP

       23.3          Consent of Blank Rome Comisky & McCauley (included in
                     Exhibit 5.1)

       24.1 Power of attorney of certain signatories (included on the Signature Page).

ITEM 17.   UNDERTAKINGS.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date to the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Score Board pursuant to the foregoing provisions, or otherwise, Score Board has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Score Board of expenses incurred or paid by a director, officer or controlling person of Score Board in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Score Board will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cherry Hill, New Jersey, on the date indicated.

                             THE SCORE BOARD, INC.

Date: January 15, 1997      By: /s/ Kenneth Goldin
                                -------------------------------
                                Kenneth Goldin,
                                Chairman, President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


                 Signature                                 Capacity                            Date
-------------------------------------------- ------------------------------------- ----------------------------

   /s/ Kenneth Goldin                         Chief Executive Officer,                   January 15, 1997
-------------------------------------------   President, and Chairman of the
       Kenneth Goldin                         Board of Directors (principal
                                              executive officer)

   /s/ Michael D. Hoppman                     Chief Financial Officer and Sr.            January 15, 1997
-------------------------------------------   Vice President-Finance and
       Micahel D. Hoppman                     Operations (principal financial
                                              officer)

   /s/ Ira M. Lubert                          Director                                   January 15, 1997
-------------------------------------------
       Ira M. Lubert



   /s/ Allan R. Lyons                         Director                                   January 15, 1997
-------------------------------------------
       Allan R. Lyons

   /s/ Fred A. Shabel                         Director                                   January 15, 1997
-------------------------------------------
       Fred A. Shabel

   /s/ Gerald B. Shreiber                     Director                                   January 15, 1997
-------------------------------------------
       Gerald B. Shreiber

   /s/ Richard C Yancey
-------------------------------------------
       Richard C. Yancey                       Director                                  January 15, 1997


* by:   /s/ Patrick J. Wujcik
-------------------------------------------
         Patrick J. Wujcik
         Attorney-in-Fact


                                  EXHIBIT INDEX

   NUMBER             DOCUMENT
   ------             --------

     5.1              Opinion of Blank Rome Comisky & McCauley*

    23.1              Consent of Arthur Anderson LLP

    23.2              Consent of BDO Seidman, LLP

    23.3              Consent of Blank Rome Comisky & McCauley (included in Exhibit 5.1).

    24.1              Power of attorney of certain signatories (included on the Signature Page).*

      * Previously filed